Exhibit 99.1

Pure Cycle Announces Financial Results

For the Three and Six Months Ended February 28, 2025

DENVER, CO / ACCESSWIRE / April 9, 2025 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announced its financial results for the three and six months ended February 28, 2025.  Pure Cycle posted its twenty-third consecutive fiscal quarter with positive net income. Development at the Sky Ranch Master Planned Community continues to progress, as we complete our seasonally low winter quarter. We have completed development of Phase 2A, and we are finishing our landscaping and warranty work on Phase 2B as our national homebuilder partners have begun construction in Phase 2B with approximately 70 homes completed or under construction for the spring selling season. We are actively developing Phase 2C, with utility work and road work well underway, and we anticipate delivering finished lots with home construction expected to begin late summer of 2025. Additionally, we have finalized our grading work in Phase 2D and expect to complete these lots by the end of the calendar year 2025.  Finally, we have started platting our next subphase, Phase 2E, for which we expect to have lots ready for our national homebuilder partners by the end of fiscal 2026. Pure Cycle continues to drive income from our resource rich asset base and in the three and six months ended February 28, 2025, we reported an increase in our royalty revenues from our oil and gas mineral interest at Sky Ranch, where an additional six wells were completed in 2024 that began producing during this fiscal year.

Our capital management and balance sheet strategy remains focused on growth and shareholder returns. We are prioritizing investment in our ongoing development projects while utilizing available liquidity to continue our share repurchase program and reserving sufficient capital for strategic development initiatives and land acquisitions.

Q2 and YTD 2025 Highlights

➢	Revenues for the three and six months ended February 28, 2025 of $4.0 million and $9.7 million, which drove pre-tax income of $1.1 million and $6.3 million;
➢	Net income for the three and six months ended February 28, 2025 of $0.8 million and $4.7 million;
➢	Royalty income for the three and six months ended February 28, 2025 of $1.9 million and $4.7 million;
➢	EBITDA for the three and six months ended February 28, 2025 of $1.8 million and $7.6 million (see table below for reconciliation of net income to EBITDA);
➢	Cash & cash equivalents totaled $16.8 million as of February 28, 2025;
➢	For the three and six months ended February 28, 2025, we delivered 64 and 367 acre-feet of water.

Net Income to EBITDA Reconciliation

We continue our profitability as shown in the table below:

	Three Months Ended		Six Months Ended
(In thousands)	February 28, 2025	February 29, 2024	February 28, 2025	February 29, 2024
Net Income	$809	$118	$4,746	$2,183
Add back:
Interest expense, net	109	111	218	219
Taxes	267	41	1,538	778
Depreciation / amortization	617	508	1,143	1,018
EBITDA	$1,802	$778	$7,645	$4,198

Earnings per common share - basic and diluted
Basic	$0.03	$—	$0.20	$0.09
Diluted	$0.03	$—	$0.20	$0.09

Weighted average common shares outstanding:
Basic	24,083,718	24,086,826	24,077,780	24,084,773
Diluted	24,196,178	24,149,195	24,177,677	24,149,524

“Second quarter is a seasonally slow quarter due to our Colorado winters making field construction challenging.  That said we have a record number of lots under construction and have made substantial progress through the winter months towards delivering these lots,” commented Mark Harding, CEO of Pure Cycle.  “Our entry level market segmentation and our developing finished lots for our homebuilder customers continues to differentiate us in the market and bolster our value proposition to our homebuilder customers,” continued Mr. Harding.

Q2 and YTD 2025 Financial Summary

Revenues

For the three months ended February 28, 2025 and February 29, 2024, we reported total revenue of $4.0 million and $3.2 million with $2.6 million and $1.8 million being generated in our water and wastewater resource development segment, $1.3 million and $1.3 million generated by our land development segment, and $0.1 million and $0.1 million reported in our single-family rental business.

For the six months ended February 28, 2025 and February 29, 2024, we reported total revenue of $9.7 million and $8.6 million with $5.7 million and $5.1 million being generated in our water and wastewater resource development segment, $3.8 million and $3.3 million generated by our land development segment, and $0.2 million and $0.2 million reported in our single-family rental business.

For the three months ended February 28, 2025 and February 29, 2024, we sold 52 and 0 water or water and wastewater taps for $2.1 million and $0. For the six months ended February 28, 2025 and February 29, 2024, we sold 90 and 15 water or water and wastewater taps for $3.6 million and $0.6 million. As of February 28, 2025, we have sold 895 water and wastewater taps at Sky Ranch in Phases 1, 2A, and 2B. Based on current prices and engineering estimates, we believe Phase 2 of Sky Ranch will exceed $20 million in water and wastewater tap fee revenue and cash over the next three years.

As of February 28, 2025, the first development phase (509 lots) is complete and the second development phase (1,032 lots) is being developed in five subphases, referred to as Phase 2A (229 lots), Phase 2B (211 lots), Phase 2C (228 lots), Phase 2D (218 lots) and Phase 2E (146 lots). As of February 28, 2025, Phase 2A is 100% complete, Phase 2B is approximately 95% complete, Phase 2C is approximately 48% complete, Phase 2D is approximately 18% complete and Phase 2E is expected to begin development work in fiscal 2025. Phase 2B is substantially completed with some landscaping and warranty items remaining. Phase 2C is expected to be completed by the end of Pure Cycle’s fiscal 2025, Phase 2D is expected to be completed by the end of calendar 2025 and Phase 2E is expected to be completed by the end of Pure Cycle’s fiscal 2026.

As of February 28, 2025, the single-family rental business had 14 homes built and rented in Sky Ranch and 17 additional homes under contract to build in Phase 2B starting in the spring of 2025. As noted in the prior quarters, due to the overwhelming demand for rental homes at Sky Ranch, we expect to have a total of 98 homes in Phases 1 and 2 with the ability to add more than 200 homes as Sky Ranch builds out.

"Despite typical winter slowdowns, Pure Cycle maintained positive net income in the quarter, leveraging its robust balance sheet and diversified asset portfolio. Our earnings showcased the strength of our oil and gas royalty portfolio through our royalty income and the strength of our water and wastewater infrastructure through our water and wastewater tap sales. We continue to see strong demand for our entry-level housing at Sky Ranch as we expand development across multiple subphases," stated Marc Spezialy, CFO of Pure Cycle. "Development activities are currently underway on 228 lots in Phase 2C, with finished lot deliveries scheduled for fiscal 2025. Additionally, we commenced development on an additional 218 lots in Phase 2D, with deliveries anticipated in fiscal 2026.  We are also moving forward with a new subphase, Phase 2E, with an additional 146 lots we expect to deliver by the end of fiscal 2026," concluded Mr. Spezialy.

Working Capital

With the recent uncertainty in the capital markets our Company is well positioned with a strong balance sheet and terrific working capital (current assets less current liabilities) of $19.8 million as of February 28, 2025, with $16.8 million of cash and cash equivalents.  This allows us to not only to execute delivering lots to our homebuilder customers but to capitalize on acquisition opportunities as they may become available.

Q2 and YTD 2025 Operational Summary

Water and Wastewater Resource Development

Water deliveries decreased for the three months ended February 28, 2025, to 64 acre-feet delivered as compared to 404 acre-feet delivered for 2024. Water deliveries decreased for the six months ended February 28, 2025, to 367 acre-feet delivered as compared to 1,028 acre-feet delivered for 2024.The decreases were due to a decrease in water sold to oil and gas operations, which is not part of our recurring water revenue to residential customers. Oil and gas operations are highly variable and dependent on oil prices, demand for gas, and the timing of development of other leases in our service areas. As Sky Ranch continues to develop, we anticipate continued growth in our residential water and wastewater service revenues. The water and wastewater tap sales increased in 2025 to $2.1 million compared to $0 in 2024 for the three months ended and increased in 2025 to $3.6 million compared to $0.6 million in 2024 for the six months ended, primarily due to the timing of development activities in Phase 2B.

Land Development

For the three months ended February 28, 2025, lot sales revenue decreased to $1.1 million as compared to $1.2 million in 2024 due to an increase in estimated cost to complete Phase 2B in 2025 and multiple phases under construction simultaneously. For the six months ended February 28, 2025, lot sales revenue increased to $3.5 million as compared to $3.1 million in 2024 due to having three phases under construction Phase 2B, 2C and 2D in 2025. Because lot sale revenue is recognized as construction progresses, revenue will fluctuate due to timing of construction activities.

Single Family Rentals

Rental income for the three and six months ended February 28, 2025 and February 29, 2024 was consistent at $0.1 million for the three months ended and $0.2 million for the six month ended as both periods represented the 14 completed homes in our portfolio.  An additional 17 homes are under contract to be built in Phase 2B starting in the spring of 2025.

Earnings Presentation Information

Pure Cycle will host an earnings presentation on Thursday April 10, 2025, at 8:30AM Eastern (6:30AM Mountain) to discuss the financial results and answer questions. For an interactive experience, including the ability to ask questions and view the slide presentation, please register and join the event via the link below. Call in access will be in listen-only mode. See below for event details. Additionally, we will post a detailed slide presentation on our website, which will provide an overview of Pure Cycle and present summary financial results and can be accessed at www.purecyclewater.com.

When:8:30AM Eastern (6:30AM Mountain) on April 10, 2025

Event link:https://www.purecyclewater.com/Q22025

Call in number:872-240-8702 (access code: 194540545#)

Replay:https://www.purecyclewater.com/investors/news-events/ir-calendar

Other Important Information

The table below presents our consolidated results of operations for the three and six months ended February 28, 2025 and February 29, 2024 (unaudited):

	Three Months Ended		Six Months Ended
(In thousands, except share information)	February 28, 2025	February 29, 2024	February 28, 2025	February 29, 2024
Revenues:
Metered water usage from:
Municipal customers	$129	$111	$359	$313
Commercial customers	161	1,481	1,175	3,613
Wastewater treatment fees	93	87	182	173
Water and wastewater tap fees	2,126	—	3,592	581
Lot sales	1,136	1,215	3,455	3,111
Project management fees	116	41	369	141
Single-family rentals	118	125	242	234
Special facility projects and other	116	137	373	417
Total revenues	3,995	3,197	9,747	8,583

Cost of revenues:
Water service operations	402	511	885	1,064
Wastewater service operations	226	181	405	340
Land development construction costs	1,048	81	1,623	769
Project management costs	169	168	254	247
Single-family rental costs	25	33	93	90
Depletion and depreciation	468	360	839	722
Other	130	86	455	232
Total cost of revenues	2,468	1,420	4,554	3,464

General and administrative expenses	2,705	1,997	4,497	3,435
Depreciation	149	148	304	296
Operating income (loss)	(1,327)	(368)	392	1,388

Other income (expense):
Interest income - related party	322	215	806	939
Interest income - Investments	217	286	465	594
Oil and gas royalty income, net	1,910	53	4,717	87
Oil and gas lease income, net	—	20	—	38
Other, net	63	64	122	134
Interest expense, net	(109)	(111)	(218)	(219)
Income from operations before income taxes	1,076	159	6,284	2,961
Income tax expense	(267)	(41)	(1,538)	(778)
Net income	$809	$118	$4,746	$2,183

Earnings per common share - basic and diluted
Basic	$0.03	$—	$0.20	$0.09
Diluted	$0.03	$—	$0.20	$0.09
Weighted average common shares outstanding:
Basic	24,083,718	24,086,826	24,077,780	24,084,773
Diluted	24,196,178	24,149,195	24,177,677	24,149,524

The following table presents our consolidated financial position as of February 28, 2025 (unaudited) and August 31, 2024 (audited):

(In thousands, except shares)	February 28, 2025	August 31, 2024
ASSETS:	(unaudited)
Current assets:
Cash and cash equivalents	$16,801	$22,113
Trade accounts receivable, net	3,397	1,472
Income taxes receivable	1,370	—
Prepaid expenses and other assets	811	530
Land under development	4,612	3,647
Reimbursable public improvements and project management fees	—	10,100
Total current assets	26,991	37,862
Restricted cash	5,338	3,245
Investments in water and water systems, net	64,832	60,486
Construction in progress	1,876	3,161
Single-family rental units	4,947	5,059
Land and mineral rights:
Held for development	4,580	3,683
Held for investment purposes	—	451
Held for sale	451	—
Other assets	1,305	1,164
Notes receivable – related parties, including accrued interest
Reimbursable public improvements and project management fees	38,005	30,864
Other	1,197	1,221
Operating leases - right of use assets	134	158
Total assets	$149,656	$147,354

LIABILITIES:
Current liabilities:
Accounts payable	$1,350	$1,948
Accrued liabilities	2,423	1,514
Accrued liabilities – related parties	1,107	2,208
Income taxes payable	—	1,442
Deferred lot sales revenue	2,048	2,173
Debt, current portion	252	64
Total current liabilities	7,180	9,349
Debt, less current portion	6,616	6,821
Deferred tax liability, net	1,395	1,395
Lease obligations - operating leases, less current portion	53	87
Total liabilities	15,244	17,652
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Series B preferred shares: par value $0.001 per share, 25 million authorized; 432,513 issued and outstanding (liquidation preference of $432,513)	—	—
Common shares: par value 1/3 of $.01 per share, 40.0 million authorized; 24,076,305 and 24,063,894 outstanding, respectively	80	80
Additional paid-in capital	175,390	175,125
Accumulated deficit	(41,058)	(45,503)
Total shareholders’ equity	134,412	129,702
Total liabilities and shareholders’ equity	$149,656	$147,354

Company Information

Pure Cycle continues to grow and strengthen its operations, grow its balance sheet, and drive recurring revenues. We operate in three distinct business segments, each of which complements the other. At our core, we are an innovative and vertically integrated wholesale water and wastewater service provider. In 2017, we launched our land development segment which develops master planned communities on land we own and to which we provide water and wastewater services. In 2021, we launched our newest line of business, the rental of single-family homes located at Sky Ranch, which provides long-term recurring revenues, furthers our land development operations, and adds more customers to our water resource segment.

Additional information, including our recent press releases and SEC filings, is available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Marc Spezialy, at 303-292-3456 or info@purecyclewater.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the following: factors that differentiate us in the market; the completion, delivery and success of our rental units; timing of development at Sky Ranch, including timing of delivery of finished lots; future water and wastewater tap sales and revenues; timing of future home construction by our home builder customers; the strength of the Sky Ranch market, including the demand for entry-level and rental homes; and forecasts about our future sales of water to oil and gas operators, our sales of lots, and our expected financial results. The words "anticipate," "likely," "may," "should," "could," "will," "believe," "estimate," "expect," "plan," "intend," "potential" and similar expressions are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ from projected results include, without limitation: home mortgage interest rates, inflation, trade policies, tariffs, and other factors impacting the housing market and home sales; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended August 31, 2024; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission. Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether because of new information, future events or otherwise.

SOURCE: Pure Cycle Corporation